                                                                    Exhibit 10.1
GE Vernova Inc.
58 Charles Street
Cambridge, MA 02141
July 21, 2025
Steven Baert
Sent via E-mail: Steven.Baert@gevernova.com
Dear Steven:
You and GE Vernova Inc. (the “Company”) are parties to an offer letter dated January
12, 2023 that sets forth certain terms of your employment with the Company (the “Offer
Letter”). The Company desires to amend the Offer Letter to align your severance with the
Company’s current executive severance program and add language related to Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder. This letter agreement shall serve as an amendment to your Offer Letter (the “Amendment”) by making the following insertions to your Offer Letter.
1.The following language shall be inserted as a new last paragraph under the heading
Severance Payment.
“Provided that the termination of your employment that results in a payment of severance hereunder would also be a “Qualifying Termination” (as such term is defined in the GE
Vernova US Executive Severance Plan (the “Severance Plan”)) if you were an
“Executive” (within the meaning of the Severance Plan), you shall also be entitled to receive an additional amount of severance (the “Additional Amount”), payable in a single lump sum, equal to 6 months of your base salary.  The Additional Amount shall be subject to the same terms and conditions, including the condition that you timely sign, do not revoke and comply with the terms of a release and waiver of claims agreement in a form provided by the Company, as would apply to it if it were paid under the Severance
Plan.”
2.The following paragraph shall be inserted at the end of your Offer Letter, which paragraph shall apply to any payments or benefits described in your Offer Letter.
“Section 409A.
Payments and benefits under this letter are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”) to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A.  The provisions of this letter shall be construed in a manner consistent with such intent.
However, the Company will have no liability to you or any other person if any payment or benefit under the letter is determined to constitute noncompliant “nonqualified deferred compensation” under Section 409A.
With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this letter solely by reason of your termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than, you experience a “separation from service” as defined in
Section 409A, subject to the terms of the following paragraph, if applicable.  In addition, nothing in the letter shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.
Notwithstanding anything to the contrary in this letter, if you are a “specified employee”
within the meaning of Section 409A at the time of your separation from service and any amounts payable to you by virtue of your separation from service constitute “deferred compensation” within the meaning of Section 409A (each, as determined by the
Company), any such amounts that otherwise would be payable during the first six months following your separation from service shall be delayed and accumulated and shall be paid to you on the earlier of (i) the later of (A) the first business day following the expiration of the six-month period measured from the date of your separation from service and (B) the first business day following the expiration of the eighteen-month period measured from the date the Amendment to this Offer Letter becomes effective and
(ii) as soon as practicable following the date of your death.  Any remaining amounts due to you under this letter will be paid as otherwise provided herein.  You understand that in the event of your separation from service before the first anniversary of the date the
Amendment to this Offer Letter becomes effective, 50% of the amount of any deferred compensation payable to you hereunder will be subject to additional taxes under Section
409A and the guidance issued thereunder.
Any reimbursements or in-kind benefits provided to you shall be administered in accordance with Section 409A, such that:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b)
reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.”

Except as amended by this Amendment, your Offer Letter shall continue in full force and effect in accordance with its terms.
Sincerely,
GE Vernova Inc.
By: /s/ Scott Strazik
Title:  Chief Executive Officer
The foregoing correctly sets forth the terms of the amendment to my Offer Letter with the
Company.  I have been given a reasonable amount of time to consider this Amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this Amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.
/s/ Steven BaertDate:  July 21, 2025
Steven Baert